1. Name and Address of Reporting Person
   NAFUS, EDWARD C.
   7887 E. Belleview Avenue
   Suite 1000
   Englewood, CO 80111
   USA
2. Issuer Name and Ticker or Trading Symbol
   CSG Systems International, Inc. (CSGS)
3. IRS or Social Security Number of Reporting Person (Voluntary)
4. Statement for Month/Year
   8/2002
5. If Amendment, Date of Original (Month/Day/Year)
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director                   ( ) 10% Owner
   ( ) Officer (give title below) (X) Other (specify below)
   President
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

TABLE I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
+---------------------------------+----------+-------------+-----------------------------+----------------+-----------+------------+
|1. Title of Security             |2. Trans- |3. Trans-    |4. Securities Acquired (A)   |5. Amount of    |6. Owner-  |7. Nature   |
|                                 |   action |   action    |   or Disposed of (D)        |   Securities   |   ship    |   of In-   |
|                                 |   Date   |   Code      |                             |   Beneficially |   Form:   |   direct   |
|                                 |          |             |                             |   Owned at     |   Direct  |   Bene-    |
|                                 |  (Month/ |             |                             |   End of       |   (D) or  |   ficial   |
|                                 |   Day/   +-------+-----+-----------+------+----------+   Month        |   Indirect|   Owner-   |
|                                 |   Year)  |Code   |V    |Amount     |A/D   |Price     |                |   (I)     |   ship     |
+---------------------------------+----------+-------+-----+-----------+------+----------+----------------+-----------+------------+
Common Stock                       08/30/2002 A             60416 <F1>  A      $0.0000    96796            D

TABLE II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
+-------------+--------+----------+---------+-----------+---------------------+----------------+----------+--------+-------+-------+
|1.           |2.      |3.        |4.       |5.         |6.                   |7.              |8.        |9.      |10.    |11.    |
|             |        |          |         |           |                     |                |          |Number  |Owner- |       |
|             |        |          |         |           |                     |                |          |of      |ship   |       |
|             |        |          |         |           |                     |                |          |Deriv-  |Form of|       |
|             |        |          |         |           |                     |Title and Amount|          |ative   |Deriv- |       |
|             |        |          |         |           |                     |of Underlying   |          |Secur-  |ative  |Nature |
|             |Conver- |          |         |Number of  |                     |Securities      |          |ities   |Secur- |of     |
|             |sion or |          |         |Derivative |Date Exercisable     +-------+--------+          |Benefi- |ity:   |In-    |
|             |Exercise|          |         |Securities |and Expiration Date  |       |Amount  |          |cially  |Direct |direct |
|             |Price of|Transac-  |Transac- |Acquired(A)|(Month/Day/Year)     |       |or      |          |Owned   |(D) or |Bene-  |
|Title of     |Deriv-  |tion Date |tion Code|Disposed(D)+----------+----------+       |Number  |Price of  |at End  |In-    |ficial |
|Derivative   |ative   |(Month/   +------+--+-----+-----+Date Exer-|Expira-   |       |of      |Derivative|of      |direct |Owner- |
|Security     |Security|Day/Year) |Code  |V |(A)  |(D)  |cisable   |tion Date |Title  |Shares  |Security  |Month   |(I)    |ship   |
+-------------+--------+----------+------+--+-----+-----+----------+----------+-------+--------+----------+--------+-------+-------+
Stock Options  $21                                                  08/18/2008 Common                      160120   D
(Right to buy)                                                                 Stock
Stock Options  $26.7188 08/30/2002 D               76258 11/17/2002 11/17/2008 Common  76258    $0.0000             D
(Right to buy)                                                                 Stock
Stock Options  $26.7188 08/30/2002 D               3742  11/17/2003 11/17/2008 Common  3742     $0.0000    0        D
(Right to buy)                                                                 Stock
Stock Options  $34.43   08/30/2002 D               37500 12/14/2002 12/14/2011 Common  37500    $0.0000    0        D
(Right to buy)                                                                 Stock
Stock Options  $34.95   08/30/2002 D               34639 01/17/2003 01/17/2012 Common  34639    $0.0000             D
(Right to buy)                                                                 Stock
Stock Options  $34.95   08/30/2002 D               2861  01/17/2006 01/17/2012 Common  2861     $0.0000    0        D
(Right to buy)                                                                 Stock
Stock Options  $38.4375 08/30/2002 D               2603  01/07/2001 01/07/2010 Common  2603     $0.0000             D
(Right to buy)                                                                 Stock
Stock Options  $38.4375 08/30/2002 D               22397 01/07/2001 01/07/2010 Common  22397    $0.0000    0        D
(Right to buy)                                                                 Stock
Stock Options  $47      08/30/2002 D               32873 01/17/2002 01/17/2011 Common  32873    $0.0000             D
(Right to buy)                                                                 Stock
Stock Options  $47      08/30/2002 D               2127  01/17/2005 01/17/2011 Common  2127     $0.0000    0        D
(Right to buy)                                                                 Stock

Explanation of Responses:

<F1>
On August 30, 2003, the reporting person surrendered to the issuer for cancellation, options granted to the reporting person as shown in Table II. In exchange for the surrendered options, the reporting person received 60,416 shares of restricted stock of the issuer.

SIGNATURE OF REPORTING PERSON
/s/ EDWARD C. NAFUS

DATE
09/04/2002